Exhibit 99.1

@ROAD NAMES MICHAEL MARTINI AS CHIEF FINANCIAL OFFICER

Telecom, cable and utility industry veteran

brings more than 20 years of corporate finance experience to @Road

FREMONT, Calif. – June 20, 2005 - @Road®, Inc. (NASDAQ: ARDI), a global provider of Mobile Resource Management (MRM) and intelligent field service automation solutions, today announced that Michael Martini has joined the Company as Senior Vice President of Finance and Chief Financial Officer (CFO) effective immediately. Martini brings to @Road more than 20 years of business finance and corporate strategy experience with a strong background in the telecommunications, cable and utility industries. Prior to joining @Road, Martini was CFO for SPL WorldGroup B.V., a leading provider of customer care and billing, enterprise asset and work management, mobile workforce management and outage management systems for energy markets worldwide.

“We are delighted to have a financial executive of Michael Martini’s caliber join the Company,” said Krish Panu, CEO of @Road. “His knowledge of business finance, international market experience and understanding of satisfying Fortune 500 customers make him an ideal choice for the role of @Road CFO. Additionally, because of his extensive experience working in the telecom, cable and global utility industries, we feel Martini can make a valuable contribution to the @Road team as we seek to grow internationally and enhance our position as a leading provider of MRM and intelligent field service delivery automation solutions.”

As CFO of SPL WorldGroup, Martini was responsible for the company’s finance, information technology and business strategy. He also played a critical role in SPL WorldGroup’s successful merger and acquisition strategy in addition to other business growth initiatives prior to SPL WorldGroup being acquired by GFI Energy.

In addition to serving as CFO of SPL WorldGroup, Martini has more than 20 years of finance and corporate strategy experience with such companies as TCI Communications, a provider of cable TV, broadband data, and telecommunication services, and Pacific Telesis (now SBC Communications), a leading provider of communications and information services. As CFO for TCI Communications’ West Region, Martini managed all business operations and finance for the company’s regional cable TV, broadband data and telecommunications entity which had annual revenues of more than $1 billion and assets of approximately $5 billion. Martini also led the effort to lower TCI Communications’ cost structure and significantly improve service by consolidating operations and call centers, while growing revenues through company acquisitions. Martini has also served more than 15 years with Pacific Telesis in various senior-level finance and strategy positions, including as vice president and CFO for Pacific Bell Communications, a Pacific Telesis subsidiary.

“I am very excited to have joined @Road,” Martini said. ”I believe the Company is in a unique position to have the right set of solutions, in the right markets, at the right time. I also believe that @Road has demonstrated a viable business model that can produce continued profits. My focus will be helping the @Road executive management team carry out their customer and business growth strategies while at the same time maximizing shareholder value.”

About @Road

@Road, Inc. is a global provider of solutions that intelligently automate the management of mobile resources and which are designed to optimize the service delivery process for customers across a variety of industries. By providing real-time Mobile Resource Management infrastructure integrating wireless communications, location-based technologies, software applications, transaction processing and the Internet, @Road solutions are designed to provide a secure, scalable, upgradeable, enterprise-class platform, and are offered in hosted, on-premise or hybrid environments that seamlessly connect mobile workers in the field to real-time corporate data on-demand. @Road is headquartered in Fremont, Calif., and has a global presence with offices in North America, Europe and Asia. For more information on @Road products and services, visit www.road.com.

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Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. These factors, risks and uncertainties include, but are not limited to the ability of @Road to carry out their customer and business growth strategies; the ability of @Road to accelerate or continue to grow as a result of its investment initiatives; the timing of purchasing and implementation decisions by SBC and other prospects and customers; competitive and pricing pressures; the dependence of @Road on mobile data systems technology, wireless networks, network infrastructure and positioning systems owned and controlled by others; and general economic and political conditions. Further information regarding these and other risks is included in the @Road Report on Form 10-K dated March 15, 2005, in the @Road Report on Form 10-Q dated May 10, 2005 and in its other filings with the Securities and Exchange Commission.

@Road is a registered trademark of @Road, Inc. The @Road logo is a trademark of @Road, Inc. All other trademarks and service marks are the property of their respective owners.

Investor Relations Contact:

David Lebedeff

@Road Vice President Investor Relations

(510) 870-1317

dlebedeff@road-inc.com

Media Contact:

Bob Stern

@Road Media Relations

(510) 870-1360

bstern@road-inc.com